EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50137, 333-90293, 333-56606, 333-89184, 333-102147, 333-105193, 333-106594 and 333-126121) and the Registration Statements on Form S-3 (File Nos. 333-65035, 333-48540, 333-71958, 333-84914, 333-99033, 333-102186, 333-106589, 333-111818, 333-117107 and 333-148115) of Superconductor Technologies Inc. of our report dated March 16, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph raising substantial doubt about the entity’s ability to continue as a going concern) relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
March 16, 2010